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                                                                     EXHIBIT 5.2



           [DOERNER, SAUNDERS, DANIEL & ANDERSON, L.L.P. LETTERHEAD]


                                  July 25, 2003


Heritage Propane Partners, L.P.
8801 South Yale Avenue, Suite 310
Tulsa, Oklahoma 74137

Ladies and Gentlemen:

         We have acted as special counsel for Heritage Propane Partners, L.P., a Delaware limited partnership (the "Partnership"), with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission (the "Commission") of a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), registering the offer and sale by certain unitholders of the Partnership of up to 6,415,762 common units representing limited partner interests in the Partnership (the "Selling Unitholder Common Units").

         In our capacity as your counsel with respect to the matters referred to above, we have examined (i) the Amended and Restated Agreement of Limited Partnership of the Partnership and the Certificate of Limited Partnership of the Partnership, each as amended to date; (ii) the Amended and Restated Agreement of Limited Partnership of U.S. Propane, L.P., a Delaware limited partnership and the general partner of the Partnership (the "General Partner") and the Certificate of Limited Partnership of the General Partner, each as amended to date; (iii) the Amended and Restated Limited Liability Company Agreement of U.S. Propane, L.L.C., a Delaware limited liability company and the general partner of the General Partner, and the Certificate of Formation of U.S. Propane, L.L.C., each as amended to date; (iv) partnership and limited liability records of the Partnership, the General Partner and U.S. Propane, L.L.C., including minute books of the General Partner and U.S. Propane, L.L.C. as furnished to us by the General Partner and U.S. Propane, L.L.C.; and (v) such certificates, statutes and other instruments and documents as we have deemed necessary.

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July 25, 2003
Page 2


         In rendering this opinion, we have relied in respect of matters of fact upon the originals, or copies certified or otherwise identified, of certificates of representatives of the Partnership, the General Partner and U.S. Propane, L.L.C. and of certificates of public officials. In addition, we have assumed that each document submitted to us is accurate and complete, that each document submitted as an original is authentic, that each document submitted as a copy conforms to an authentic original, and that all signatures on each document examined by us are genuine.

         Based upon the foregoing and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:

         1. The Selling Unitholder Common Units have been duly authorized and validly issued and are fully paid and nonassessable.

         The opinions set forth above are limited in all respects to matters of the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, the General Corporation Law of the State of Delaware and applicable federal law. We hereby consent to the filing of this opinion of counsel as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our Firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                               Very truly yours,

                                   DOERNER, SAUNDERS, DANIEL & ANDERSON, L.L.P.

                               /s/ DOERNER, SAUNDERS, DANIEL & ANDERSON, L.L.P.